EXHIBIT 21.1

SUBSIDIARIES OF ANTARES STRATEGIC CREDIT FUND II LLC

ASTII Funding SPV LLC	Delaware
ASTII Master Fund LLC	Delaware
ASTII Equity Holdings LLC	Delaware